Exhibit 99.2

January 27, 2015

Mr. Vasant Prabhu

[Address Intentionally Omitted]

Dear Vasant,

We are pleased to offer you the opportunity to join Visa Inc. (“Visa” or the “Company”) as Executive Vice President & Chief Financial Officer, working at the Company’s office at One Market, San Francisco, CA. Your first day of employment with Visa will be February 9, 2015 (“Start Date”). As Executive Vice President & Chief Financial Officer, you will report to the Chief Executive Officer of the Company. The primary details of your offer are as follows:

Base Salary.  As discussed, your base salary will be paid at the rate of $850,000 per annum (less applicable taxes, deductions and withholdings) and is payable on a semi-monthly basis, in accordance with Visa’s regular payroll practices.

Visa Incentive Plan.  You will be eligible to participate in the Visa Incentive Plan (“VIP”) each fiscal year. Your bonus target under the VIP is one hundred fifty percent (150%) of your base salary, with a maximum bonus opportunity of three hundred percent (300%) of your base salary, subject to the terms and conditions of the VIP. Visa’s fiscal year begins on October 1, and any bonus for which you are eligible under the VIP will be based on an evaluation of your performance and that of the Company and on your salary at the end of the fiscal year, and will be prorated to reflect the portion of the year you were eligible. However, your bonus for fiscal year 2015 will be no less than the prorated target amount.

Long-Term Incentive Plan.  You will also be eligible to participate in Visa’s Long-Term Incentive Plan (“LTIP”). Your target long-term incentive compensation value will be $4,875,000. Your actual long-term incentive compensation value will be determined at the conclusion of each fiscal year based on an evaluation of your performance and that of the Company. Any long-term incentive compensation awarded to you will be subject to the terms and conditions of the applicable plan, including vesting requirements, as approved by the Compensation Committee of the Board.

Your initial long-term incentive compensation award will be pro-rated to reflect your service during the portion of the fiscal year you are employed by Visa and granted after the conclusion of the fiscal year. However, your initial long-term incentive compensation award will be no less than the prorated target value.

One-Time Cash Award.  To compensate you for forfeited bonus payments and other incentives from your current employer, we will provide you with a one-time cash award of $2,500,000, less applicable taxes and withholdings, which will be paid to you as soon as practicable after your Start Date. This one-time cash award is subject to the terms of the enclosed One-Time Cash Award Agreement.

Future Cash Award.  To compensate you for other forfeited payments from your current employer, we will provide you with a one-time cash award of $7,500,000, less applicable taxes and withholdings, which will be paid to you in January 2017. If you voluntarily terminate your employment with the Company other than for Good Reason within the first year after your Start Date, the amount of the payment in January 2017 will be reduced. The reduced payment will be equal to your full months of completed employment with the Company for the one-year period following your Start Date divided by 12, multiplied by $7,500,000.

For purposes of this offer letter,“Good Reason” is defined as your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent, which remains uncured: (i) a material reduction of your position (including status, offices, titles or reporting relationships), duties, authority or responsibilities, relative to your position, duties, authority or responsibilities in effect immediately prior to such reduction; (ii) a material change in the geographic location of your primary work facility or location; (iii) any failure by the Company to provide you with the One-Time Cash Award, Future Cash Award, or One-Time Equity Award described in this offer letter, or (iv) a material breach by the Company of this offer letter. You may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.

One-Time Equity Award.  In addition to the foregoing Start Date, you will receive a one-time equity award with a value of $7,500,000, comprised of restricted stock, effective upon the Start Date. The number of shares of Visa common stock subject to such grants will be determined based on the “fair value” of a share of restricted stock on the date of grant as determined by Visa under the applicable accounting standards. Your One-Time Equity Award shall become vested in three substantially equal installments on each of the first three anniversaries of the date of grant, assuming your continued employment by Visa through each such date; provided, however, that, notwithstanding anything contained in the Visa Inc. 2007 Equity Incentive Compensation Plan and any individual award agreement granted thereunder, the unvested portion of the One-Time Equity Award shall become fully vested as of the date of termination of employment if such termination is by the Company without Cause (as defined in the Executive Severance Plan referred to below) or by you for Good Reason (as defined in this offer letter). The One-Time Equity Award will otherwise be subject to the terms and conditions of the Visa Inc. 2007 Equity Incentive Compensation Plan and the individual award agreements corresponding to the awards.

Relocation Assistance.  We understand, and you agree, that during your employment by Visa you will maintain a personal residence in the San Francisco Bay Area and that, other than with respect to required business travel, you will be performing substantially all of your services as Executive Vice President & Chief Financial Officer at Visa’s offices in the San Francisco Bay Area. You agree that you will relocate your primary residence to the San Francisco Bay Area on or before September 1, 2015. To assist you with your relocation to the San Francisco Bay Area, we will provide you with relocation assistance in accordance with the Company’s generally applicable relocation policy, provided that in addition to the benefits provided under such policy you shall be entitled to reimbursement for the cost of temporary housing in the San Francisco Bay Area and related costs of up to $10,000 per month for the period beginning from your commencement of employment with Visa and ending September 1, 2015, and during such period you shall also be entitled to be reimbursement for the cost of ten first class round-trip air travel between the San Francisco Bay Area and New York for you and/or your family. The Company shall provide you with tax “gross-up” payments with respect to any relocation expense reimbursements that result in taxable income to you, including without limitation any taxable income recognized by you as a result of the temporary housing and air travel reimbursement described herein. Visa’s provision of this relocation assistance is subject to the terms of the Relocation Expense Agreement attached to this offer letter.

Benefits.  We are pleased to confirm that effective upon your commencement of employment with Visa, you will be eligible to participate in Visa’s group benefit plans, in accordance with their terms and subject to their exclusions and limitations. In addition, you will be provided retirement benefits in accordance with the Company’s retirement plan as in effect on your Start Date. Visa reserves the right to amend, modify or terminate (in whole or in part) any of our benefits programs at any time. Please see materials in your new hire packet for additional information on the benefits provided by Visa. During your employment by Visa you will be provided coverage under the Company’s directors and officers liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company.

Executive Severance Plan.  You are also eligible to become a participant (a “Participant”) in the Visa Inc. Executive Severance Plan (the “Plan”), and thereby will be eligible to receive the severance benefits set forth in the Plan subject to its terms. A copy of the Plan is attached to this offer letter. You should read it carefully and become comfortable with its terms and conditions, as well as the terms and conditions set forth below. Capitalized terms not defined in this offer letter will have the meanings assigned to them in the Plan. This offer letter constitutes your Letter Agreement under the Plan, and by accepting this offer letter, you will be acknowledging and agreeing that (i) you have received and reviewed a copy of the Plan; (ii) you understand that participation in the Plan requires that you agree to the terms of the Plan (including, without limitation, the covenants set forth in Section 7 of the Plan) and the terms set forth below, and that you irrevocably and voluntarily agree to those terms; and (iii) you have had the opportunity to carefully evaluate this opportunity and you desire to participate in the Plan according to the terms and conditions set forth therein and in this offer letter.

Your participation in the Plan will be effective upon the commencement of your employment with Visa, subject to your signing and returning this offer letter to Visa.

With regard to your participation in the Plan, you and the Company hereby agree as follows:

1.	Your first date of employment with the Company will be your “Eligibility Date” for purposes of your becoming a Participant in the Plan.

2.	If, while the Plan and this offer letter are in effect, you incur a Covered Termination, you will be eligible to receive the Severance Benefits set forth in Section 4(b) of the Plan, subject to the terms and conditions of the Plan.

3.	If you become eligible to receive the Severance Benefits under the Plan, as a condition to their receipt (other than the Accrued Amounts and Other Benefits), you must (i) execute and not revoke a Waiver and Release in substantially the form attached as Exhibit A to the Plan (which form may be modified by the Company from time to time in its sole discretion within the time periods set forth in the Plan, (ii) comply with the restrictive covenants set forth in Section 7 of the Plan, and (iii) promptly resign from any position as an officer, director or fiduciary of the Company and/or any subsidiary or affiliate of the Company (and take any action reasonably requested by the Company to effectuate such resignation).

4.	You acknowledge that as a Participant in the Plan you will not be eligible to participate in and hereby waive your right to receive severance pay or benefits under any other Company severance plan, policy or agreement.

5.	You understand that the waiver set forth in Section 4 above is irrevocable for so long as the terms of this offer letter and the Plan remain in effect and that this offer letter and the Plan set forth the entire agreement between you and the Company with respect to any subject matter related to the Plan.

6.	Your status as a Participant in the Plan will end on the first to occur of: (i) your termination of employment for any reason other than a “Covered Termination” as defined in Section 2(h) of the Plan, and (ii) the third anniversary of your Eligibility Date; provided that your eligibility to participate will automatically be extended so as to terminate one (1) year from the anniversary of your Eligibility Date, beginning with the third anniversary of your Eligibility Date (the third anniversary of your Eligibility Date is hereinafter referred to as the “Renewal Date”), unless at least ninety (90) days prior to any Renewal Date the Company gives you written notice in accordance with Section 14 of the Plan that your participation in the Plan will not be so extended. Notwithstanding anything herein to the contrary, if a Change of Control occurs while you are a Participant in the Plan, in no event will your status as a Participant in the Plan end prior to the end of the two (2)-year period beginning on the date on which any such Change of Control occurs (other than as a result of your ceasing to be employed by the Company or an Affiliated Entity for any reason other than a Covered Termination).

7.	You agree that (i) your acceptance of this offer letter results in your enrollment and participation in the Plan pursuant to the terms and conditions of the Plan and this offer letter, and (ii) the terms in this offer letter related to the Plan may not be amended or terminated except pursuant to Section 11 of the Plan.

Clawback Policy.  You will be subject to the Visa Inc. Clawback Policy, which allows the Board of Directors to recoup any excess incentive compensation paid to members of the executive leadership team if the financial results on which the awards were based are materially restated due to the executive’s fraud, intentional misconduct or gross negligence. Please sign and return the enclosed Clawback Policy Acknowledgement to demonstrate your receipt of , and agreement with, the Clawback Policy (a copy of which is attached to this offer letter) and your understanding of how it may impact your compensation.

Stock Ownership Guideline.  You will be subject to a stock ownership guideline of four times your base salary. Equity interests that count toward the satisfaction of the ownership guideline include shares owned outright by you, shares jointly owned, restricted stock, and restricted stock units. You will have five years from the date of your appointment as the Company’s Executive Vice President & Chief Financial Officer to attain this ownership level. If you do not meet the guideline by the end of the five-year period, you will be required to hold a minimum of 50% of the net shares resulting from any future vesting of restricted stock, restricted stock units, performance shares, or exercised stock options until the guideline is met.

IRC 409A.  This offer letter is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Internal Revenue Code (the “Code”), and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under the offer letter that is considered non-qualified deferred compensation. Any tax gross-up that you are entitled to receive under this offer letter or otherwise shall be paid to you no later than December 31 of the calendar year following the calendar year in which you remit the related taxes. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Visa, you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and related third parties. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Visa. Therefore, you will be required to read, complete and sign the Company’s Proprietary Information and Inventions Agreement and return it to Visa on or before your Start Date. In addition, Visa requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By accepting employment with Visa, you represent that you are not under any contractual restrictions, express or implied, that will impact your ability to fully meet the needs of this or future positions at Visa. In addition, you agree to be bound by and to comply fully with all Visa policies and procedures for employees.

In the event any current or former employer of yours alleges that your employment by Visa is a breach of a non-compete or other restrictive-covenant agreement between you and that employer, you understand and agree that Visa will not indemnify you or pay for your representation against any such claims. You further understand that if a court or arbitrator determines or mandates that you may not provide services for Visa for a period of time as a result of a restrictive covenant that you signed with a current or former employer, you will not be entitled to any compensation or equity vesting from Visa during that period and Visa may terminate your employment. You understand that you are responsible for obtaining your own legal advice on the enforceability and extent of any restrictive covenants you have signed with any current or former employer.

At-Will Employment.  Nothing in this offer letter is intended to create a fixed term of employment at Visa. Your employment at Visa is on an at will basis, meaning that, Visa will be free to terminate your employment at any time, and that you will be free to resign from your employment with Visa at any time.

Entire Agreement.  This offer letter and its appendices will form the complete and exclusive statement of your employment arrangement with Visa, which supersedes any other agreements or promises made to you by anyone, whether oral or written. Your employment arrangement with Visa can be modified only in a writing signed by you and a duly authorized representative of the Company, and any modification will be subject to any approvals as may be required by the Board of Directors or its Compensation Committee.

***

In line with our normal practices, this offer of employment (as well as continued employment) is subject to you completing, signing and returning (a) the enclosed Proprietary Information Agreement; and (b) a New Executive Officer and Director Questionnaire, which will be provided to you under separate cover. Further, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Enclosed you will find a list of approved forms of identification, which we ask you to provide on or before your Start Date.

If you accept this offer of employment, please sign and date this letter in the space provided below and return a copy of the letter and the Proprietary Information Agreement to Michael Ross by email to [xxxx] or by Fax to [xxxx].

Please contact me if you have any questions. We look forward to having you join Visa Inc.

Sincerely,

/s/ Michael Ross
Michael Ross
EVP, Human Resources

ACCEPTED AND AGREED TO:

Vasant Prabhu

/s/ Vasant Prabhu	January 30, 2015

Signature	Date

ONE-TIME CASH AWARD AGREEMENT

I, Vasant Prabhu (“Employee”), understand that Visa, as part of its offer of employment, will provide me with a one-time cash award of $2,500,000, less applicable taxes, payable as soon as practicable after my Start Date.

In consideration of this payment, I understand that I must be employed on the payment date to receive the sign-on bonus and I hereby agree that in the event I voluntarily terminate my employment other than for Good Reason (as defined in the offer letter) or am terminated involuntarily for Cause (as defined in the Visa Inc. Executive Severance Plan) within one year of my Start Date, I will reimburse Visa according to the following formula:

(12 minus the # of months worked) x (gross amount of the sign-on bonus divided by 12) = amount of reimbursement to Visa.

I further authorize Visa to deduct this amount from my salary payments or other moneys due me prior to or at the date of termination, and I agree to provide any additional authorization as may be required under applicable law to effectuate this deduction. Should these salary payments or other moneys be insufficient to reimburse Visa fully, I agree to pay the difference within fifteen (15) calendar days of my final day of employment with Visa.

/s/ Vasant Prabhu	January 30, 2015
Vasant Prabhu	Date